Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com

APPLIX REPORTS CONTINUING PROFITABILITY
DURING THE SECOND QUARTER 2004
Revenues increase 22%, while license revenues rise 39% year over year
— Company reaffirms full year revenue and profitability guidance —

WESTBOROUGH, Mass. – July 29, 2004 – Applix, Inc. (NASDAQ: APLX), a global provider of Business Intelligence (BI) and Business Performance Management (BPM) software solutions, today reported that revenue for the quarter ended June 30, 2004 was $7.26 million, a 22% increase over second quarter 2003 revenues of $5.94 million. For the first time since the sale of its customer relationship management (CRM) business during the first quarter of 2003, Applix is now reporting revenues that are comparable on a year-over-year basis — both quarterly periods include only revenue derived from its analytics business (BI and BPM software). Software license revenue for the second quarter of 2004 totaled $3.69 million, a 39% increase over the comparable quarter a year ago.

Net income for the second quarter of 2004 was $451,000, or $0.03 per basic and diluted share, compared to a net loss of $1.69 million, or $0.14 per basic and diluted share, for the year ago period.

David C. Mahoney, President and Chief Executive Officer of Applix, said, “We are very pleased to have accomplished our goal of returning Applix to a stable, sustainable and profitable operating model in the first half of 2004, focused purely on the growing business intelligence and business performance management sector. We are now well-positioned to concentrate our efforts on quarterly revenue growth through the better deployment of resources, increased leverage through key partners and expansion of our current customers’ use of our products. While the overall corporate software market remains challenging, we are confident that we are bringing the right skills and right solutions to an ever-broadening range of companies who perceive the real benefits of efficiency and cost-savings that Applix solutions can offer.”

Total operating expenses for the second quarter of 2004 totaled $5.40 million, compared to $6.24 million in the year ago period. The improvement reflects continued cost controls, as well as the impact of the restructuring of the company’s headquarters lease announced early in 2004, which reduced rent by approximately $225,000 over the second quarter last year and, on an annualized basis, approximately $900,000. Also included in the second quarter 2004 expenses was approximately $204,000 in legal costs associated with the previously announced investigation by the Securities & Exchange Commission.

Second Quarter Business Highlights

•	Applix strengthened its senior management team with the addition of Michael Morrison as vice president, worldwide field operations and Ed Gromann as vice president, services and support, both of whom bring significant expertise in selling analytic solutions.

•	Applix continued to build its customer base by adding more organizations that are realizing measurable benefits of employing real-time analytics for forecasting, planning and consolidations through the TM1 platform, in sectors such as healthcare, financial services and government.

•	The Company added to its growing list of solution providers with partners Acteon Technologies, Cubewise, iStrategy Consulting, Virtual Strategies & Performance and Unilog. Applix Solution Partners are organizations that drive their consulting and implementation business through the sale of Applix software products.

•	The Company continued to expand its Strategic Alliance partner network with the addition of Attunity, SL Corporation, Temtec and VoxVue. Alliance partners make it easier for customers to develop and deploy applications by offering complementary software products integrated and certified with TM1.

•	Product offerings were enhanced with the introduction of TM1 Planning Manager, a new planning module that can manage a customer’s planning process, including tasks and review structures, either directly in Microsoft Excel or over the Web.

•	Applix was named to the META Group’s 2004 METAspectrum for Business Performance Management, following on its inclusion in the Gartner Group’s BI Platform last quarter.

•	The TM1 analytics platform was certified on the Windows Server 2003 Standard and Enterprise Editions, and Applix also announced support for Microsoft SQL Server 2000 Reporting Services platform, continuing to demonstrate TM1’s openness and ease of use throughout organizations worldwide.

•	The company held its 3rd annual Business Optimization Software Summit, hosting close to 200 customers and partners to review the latest business intelligence developments, bringing the total number of customers and partners engaged in user group events worldwide to more than 600 over the past year.

Milt Alpern, Chief Financial Officer of Applix, commented, “The results for the second quarter this year demonstrate that Applix has attained financial stability even as we push the organization to generate meaningful growth over the balance of the year. Now that we have achieved this targeted model, we will continue to make more significant investments in our sales and marketing initiatives, especially in the North American market, where we foresee substantial growth opportunities for Applix.”

Second Quarter Financial Highlights

•	Cash and cash equivalents totaled $13.18 million at 6/30/04.

•	Days sales outstanding (DSO) was 50 days at 6/30/04, down from 58 days at 3/31/04; the Company targets DSO at 55-60 days.

•	Gross margin for the second quarter of 2004 improved significantly to 84.5% from 72.9% for the second quarter of 2003 and rose to 83.9% for the first half of 2004 compared to 70.6% in the year-earlier period.

•	Average initial license deal size remained constant at $25,000 - $35,000 and the number of +$100,000 license transactions was two, versus six last quarter.

Results for the Six Months Ended June 30, 2004

Total revenues for the first half of 2004 were $14.65 million compared to $12.78 million in the year ago period. For comparison purposes, revenue for the year ago period includes $1.25 million from the Company’s CRM business, which was sold during the first quarter of 2003. Analytics-only revenue increased 27.1%, from $11.52 million in the first half of 2003 to $14.65 million in the 2004 period. Net income for the first half of 2004 was $1.19 million, or $0.09 per basic and $0.08 per diluted share, compared to net income of $3.37 million, or $0.27 per basic and diluted share, for the year ago period. Included in the results for the first half of 2003 was the net gain from the sale of the CRM business of $7.92 million, or $0.62 per diluted share.

Business and Financial Outlook for 2004

Applix is reiterating the guidance that it provided on April 29, 2004 for the fiscal year 2004, that the Company is currently targeting total revenues of $30-33 million in 2004, with operating profitability in each of the following quarters this year.

Investor Conference Call and Webcast

The senior management of Applix will host a conference call and Webcast to discuss the second quarter results tomorrow morning, Friday, July 30, 2004 at 8:30 am EDT. To access the call, please dial 1-800-901-5248, using the confirmation code 53603025. Internationally, the call may be accessed by dialing 1-617-786-4512, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

About Applix

Applix, Inc. (NASDAQ: APLX) is a global provider of Business Intelligence and Business Performance Management solutions. These solutions, based on Applix’s TM1 planning and analytics platform, enable the continuous planning, management and monitoring of performance across the financial and operational functions within the enterprise. Applix is a founder of the BPM Standards Group (www.bpmstandards.org), and has been recognized by numerous industry analyst groups for its technical leaderships and vision in the marketplace.

More than 1,800 customers worldwide use TM1 for its tight integration with Excel, real-time response, adaptability, and low total cost of ownership. Delivered by Applix and a global network of partners, TM1-based solutions help customers manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.

This news release contains forward-looking statements, including targeted financial results for 2004, which involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q under the heading “Factors That May Affect Future Results.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, it disclaims any obligation to update these forward-looking statements, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

©2004 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

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Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Software license	$3,692	$2,658	$7,459	$5,349
Professional services and maintenance	3,571	3,284	7,187	7,426

Total revenues	7,263	5,942	14,646	12,775
Cost of revenues:
Software license	178	420	384	832
Professional services and maintenance	950	1,191	1,973	2,925

Total cost of revenues	1,128	1,611	2,357	3,757

Gross margin	6,135	4,331	12,289	9,018
Operating expenses:
Sales and marketing (includes $0 and $23 of stock-based compensation for the three and six months ended June 30, 2004 and June 30, 2003, respectively)	2,645	2,773	5,158	5,480
Product development	1,229	1,353	2,555	2,890
General and administrative (includes $15 and $103 of stock-based compensation for the three months ended June 30, 2004 and June 30, 2003, respectively, and $30 and $147 of stock-based compensation for the six months ended June 30, 2004 and June 30, 2003, respectively)	1,488	2,052	3,096	4,280
Amortization of an acquired intangible asset	62	62	125	125
Restructuring credit	(27)	—	(27)	—
Compensation expenses related to an acquisition	—	—	—	583

Total operating expenses	5,397	6,240	10,907	13,358

Operating income (loss)	738	(1,909)	1,382	(4,340)

Non-operating income (loss):
Net gain from sale of CRM business	—	(78)	—	7,922
Interest and other (loss) income, net	(181)	431	(34)	605

Income (loss) from continuing operations before income taxes:	557	(1,556)	1,348	4,187
Provision for income taxes	88	115	115	764

Income (loss) from continuing operations	469	(1,671)	1,233	3,423

Loss from discontinued operations	(18)	(23)	(44)	(56)

Net income (loss)	$451	$(1,694)	$1,189	$3,367

Net income (loss) per share, basic and diluted:
Continuing operations, basic	$0.03	($0.13)	$0.09	$0.27
Continuing operations, diluted	$0.03	($0.13)	$0.08	$0.27
Discontinued operations, basic and diluted	($0.00)	($0.00)	($0.00)	($0.00)

Net income (loss) per share, basic	$0.03	($0.14)	$0.09	$0.27
Net income (loss) per share, diluted	$0.03	($0.14)	$0.08	$0.27
Weighted average number of shares outstanding:
Basic	14,209	12,523	13,864	12,465
Diluted	15,776	12,523	15,434	12,688

Applix, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and par value amounts)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$13,175	$9,241
Accounts receivable, net	4,049	5,715
Other current assets	2,176	2,125

Total current assets	19,400	17,081
Restricted cash	400	817
Property and equipment, net	737	973
Capitalized software costs, net	—	265
Intangible asset, net	687	812
Other assets	648	843
Goodwill	1,158	1,158

TOTAL ASSETS	$23,030	$21,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,374	$1,083
Accrued expenses	5,471	6,657
Accrued restructuring expenses	—	3,400
Deferred revenues	7,225	8,060

Total current liabilities	14,070	19,200
Long term liabilities	230	494

Total liabilities	14,300	19,694

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 14,600,147 and 13,272,379 shares issued, respectively	36	33
Additional paid-in capital	55,346	50,497
Accumulated deficit	(44,186)	(45,375)
Accumulated other comprehensive loss	(1,157)	(1,539)

	10,039	3,616
Less: treasury stock, 357,627 shares at cost	(1,309)	(1,361)

Total stockholders’ equity	8,730	2,255

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,030	$21,949